Dror Ortho-Design, Inc. S-1

Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Dror Ortho-Design, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	2,304,316,461	(2)	$0.01765	(3)	$40,671,185.54	$147.60 per $1,000,000	$6,003.07
Fees Previously Paid
	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$40,671,185.54		$6,003.07
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$6,003.07

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Represents (1) 293,145,818 shares of Common Stock issued to investors in the Private Placement and to former shareholders of Private Dror in connection with the Share Exchange; (2) 1,046,336,224 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock issued to investors in the Private Placement and to former shareholders of Private Dror in connection with the Share Exchange; and (3) 964,834,419 shares of Common Stock issuable upon exercise of the Warrants issued to investors in the Private Placement and to former warrant holders of Private Dror in connection with the Warrant Exchange

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as quoted on the OTC Pink Market on February 2, 2024, of $0.01765 per share.